EXHIBIT 99.1

New Yankee Stadium to Feature Integrated Daktronics Video & Scoring System

      BROOKINGS, S.D. – Dec. 18, 2007 – Daktronics, Inc. (Nasdaq-DAKT) announced today it has been chosen to design and build a unique integrated video and scoring system for the new Yankee Stadium, scheduled to open prior to the start of the 2009 baseball season. Installation of the new equipment is scheduled to start during the spring of 2008, with substantial completion by the end of year. The value of the contract exceeds $19 million.

      “Daktronics is proud and excited to be chosen to provide this unique system for the Yankees,” said Jim Morgan, President and CEO of Daktronics. “The Yankees and HOK Sport have teamed up to design a ballpark that combines the history and traditions of the game with the best in modern amenities. The integrated display system will play an important part in the overall fan experience and will help create a very entertaining atmosphere at the new Yankee Stadium.”

      The system will consist of 13 large full-color displays and 32 smaller displays. The project features the installation of a 1280-foot long full-color Iight emitting diode (LED) ribbon board, mounted to the fascia of the second deck of seating, which will be one of the longest continuous displays in Major League Baseball. The system will also include two LED displays in center field, each measuring approximately 24 feet high by 60 feet wide, to show lineups, player and team information, and out-of-town scores throughout the game.

      A high definition LED video display 25 feet high by 36 feet wide will be installed in the Great Hall, a retail space of approximately 30,000 square feet located between the exterior facade and the interior of the stadium. In addition, an LED display approximately five feet tall by 400 feet wide will line the wall inside the Great Hall.

Additional Daktronics components of the new Yankee Stadium system will include:
•	Two additional closed caption ribbon displays, each approximately three feet high by 20 feet wide, installed on the fascia of the 150 level.
•	Two LED message centers on the exterior of the stadium, each approximately ten feet high by 40 feet wide.
•	Two manually-changeable scoreboards, one each behind right-center and left-center field.
•	Two seven foot square displays, one each adjacent to the manually-changeable scoreboards.
•	Five LED displays in the lobby outside the ticket office, each approximately one foot high by seven feet wide.
•	27 small monochrome LED displays to direct fans to the appropriate ticket window.

      Daktronics LED video displays use the latest in red, green and blue (RGB) LED technology to present live and recorded video images, colorful animation and vivid graphics with incredible brightness and wide-angle visibility. Well over ten million individual LEDs will be used in the Yankee Stadium displays.

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      Daktronics’ proven display controller and video processor will provide the power and flexibility to bring the high definition screen and other LED displays to life. Powerful features and user-friendly design make this system the display industry’s leading control system. The system will also incorporate Daktronics DakStats® baseball statistics system, which communicates with Major League Baseball’s statistical database.

About Daktronics

      Daktronics currently has equipment at 26 of the 30 Major League Baseball venues. The company is recognized as the world’s leading provider of full-color LED video displays. Daktronics began manufacturing large screen, full-color, LED video displays in 1997. Since then, over 3,900 video-capable displays have been sold and installed in sports, entertainment and commercial facilities around the world. Since 2001, independent market research conducted by iSuppli Corp. lists Daktronics as the world’s leading provider of large screen LED video displays.

      Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, digital billboards, large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, commercial and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at sales@daktronics.com, call (605) 697-4300 or toll-free (800) 325-8766 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the Company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:

DAKTRONICS MEDIA RELATIONS	DAKTRONICS INVESTOR RELATIONS
Mark Steinkamp	Bill Retterath
Marketing & Sales Support Mgr.	Chief Financial Officer
tel (605) 697-4300	tel (605) 692-0200
email msteink@daktronics.com	email bretter@daktronics.com